Item 77 Q.1(e)
Amendment #1 to
EXHIBIT H
to the
Investment Advisory Contract

FEDERATED MASTER TRUST

	For all services rendered by Adviser hereunder, the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, a net investment advisory fee equal to the gross investment advisory fee computed in accordance with subparagraph (a) hereof, less the reimbursement computed in accordance with subparagraph (b)
hereof:

	(a)	The annual gross investment advisory fee
shall be equal to 0.40% of the average
daily net assets of the Trust. Such fee shall be accrued daily at the rate of 1/365th of 0.40% of the daily net assets of the Trust.

	(b)	Adviser shall reimburse the Trust (limited
to the amount of the gross investment
advisory fee computed in accordance with the provisions of
 subparagraph (a) of this paragraph 4)
in any fiscal year or portion thereof, the amount, if any, by which the aggregate normal operating expenses of the Trust, including the gross investment advisory fee but excluding interest, taxes,
brokerage commissions, expenses of registering and qualifying the Trust and its shares under
Federal and state laws, expenses of withholding taxes, and extraordinary expenses for such fiscal year or portion thereof exceed .45 of 1% (or in the case of a portion of a fiscal year, .0375 of 1%
multiplied by the number of calendar months in such period) of the average daily net assets of the Trust for such period. This obligation does not include any expenses incurred by shareholders who choose to avail themselves of the Transfer Agent's sub-accounting facilities.
Such reimbursement will be accounted for and adjusted annually in accordance with generally accepted accounting principles and any Rules and Regulations of the Securities and Exchange
Commission applicable thereto.

	(c) The net advisory fee so accrued during each calendar month shall be paid to Adviser on the last day of each month.

	Witness the due execution hereof this 1st day of June, 2005.

FEDERATED INVESTMENT MANAGEMENT
COMPANY

By:  /s/ G. Andrew Bonnewell
Name:  G. Andrew Bonnewell
Title:  Vice President

MONEY MARKET OBLIGATIONS TRUST

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  Vice President